ELLENOFF GROSSMAN & SCHOLE LLP

1345 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10105

TELEPHONE: (212) 370-1300

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June 27, 2017

Frankly Inc.

333 Bryant Street, Suite 240

San Francisco, CA 94107

Re:	Registration Statement of Frankly Inc.

Ladies and Gentlemen:

We have acted as counsel to Frankly Inc., a British Columbia corporation (the “Company”), in connection with the registration by the Company with the United States Securities and Exchange Commission of (i) up to 2,760,000 units of the Company, including the underwriters’ over-allotment option (collectively the “Units”), with each Unit consisting of one common share, no par value (the “Common Shares”), of the Company, and one warrant (“Warrants”) entitling the holder to receive one Common Share (“Warrant Shares”) and (ii) a warrant (the “Underwriter Warrants”) to purchase up to 156,000 Units (“Underwriter Units”), which the Company will grant to Roth Capital Partners, LLC and/or Joseph Gunnar & Co., LLC, as representatives of the underwriters (collectively, the “Representative”), and its designees, with each Underwriter Unit consisting of one Common Share (“Embedded Shares”) and one warrant of the Company to purchase one Common Share (“Embedded Warrants”), pursuant to a Registration Statement on Form S-1 initially filed by the Company with the Commission on November 14, 2016 (as amended, the “Registration Statement”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1. Warrants. When the Registration Statement becomes effective under the Securities Act of 1933, as amended (the “Act”), when the offering is completed as contemplated by the Registration Statement, and assuming the due authorization, execution and delivery of the Warrants by the Company, the Warrants will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws; and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

2. Underwriter Warrants. When the Registration Statement becomes effective under the Act, when the Underwriter Warrants are delivered to and paid for by the Representative in accordance with the terms of the Underwriter Warrants, and assuming the due authorization, execution and delivery of the Underwriter Warrants by the Company, the Underwriter Warrants will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws; and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3. Embedded Warrants. When the Registration Statement becomes effective under the Act, when the Embedded Warrants are delivered to and paid for by the Representative in accordance with the terms of the Underwriter Warrants, and assuming the due authorization, execution and delivery of the Embedded Warrants by the Company, the Embedded Warrants will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws; and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

We are opining solely as to the Warrants, Underwriter Warrants and Embedded Warrants constituting legally binding obligations of the Company, solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any other Federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP